Exhibit 24
CONFIRMING STATEMENT

      This Statement confirms that the undersigned, David J. Chernicky, has authorized and designated each of Susan C. Keary and Kevin A. Easley, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of New Source Energy Partners L.P. (the "Partnership").  The
authority of Susan C. Keary and Kevin A. Easley under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of the Partnership, unless earlier revoked in writing. The undersigned acknowledges that Susan C. Keary and
Kevin A. Easley are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Date: September 30, 2014   /s/ David J. Chernicky
                                David J. Chernicky